                              OppenheimerFunds, Inc.
                            Two World Financial Center
                                225 Liberty Street
                           New York, New York 10281-1008

January 25, 2008

The Board of Trustees
Oppenheimer Transition 2040 Fund
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc.  ("OFI")  hereby  offers to purchase  10,000  Class A shares,  100 Class B shares,  100 Class C shares,  100 Class N shares and 100 Class
Y shares of  Oppenheimer  Transition  2040 Fund (the "Fund"),  at a net asset value per share of  $10.00  for each  such  class,  for an  aggregate  purchase  price of
$104,000.

      In connection  with such purchase,  OFI represents that such purchase is made for  investment  purposes  by OFI without any present  intention  of  redeeming  or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By:  /s/Robert G. Zack
                                   _________________________
                                   Robert G. Zack
                                   Executive Vice President and General Counsel